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                                                                   Exhibit 23.4




                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Castle Energy Corporation:

We consent to incorporation by reference in the registration statement (No. 33-88760) on Form S-8 of Castle Energy Corporation of our report dated December 14, 1999, relating to the consolidated balance sheets of Castle Energy Corporation and subsidiaries as of September 30, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and other comprehensive income, and cash flows for each of the years in the three year period ended September 30, 1999, which report appears in the September 30, 1999, annual report on Form 10- K of Castle Energy Corporation.

KPMG LLP

Houston, Texas
December 21, 1999